Exhibit 99.2
Block Communications, Inc. Announces Tender Offer And Consent
Solicitation For Its 9 1/4% Senior Subordinated Notes Due 2009
TOLEDO, Ohio — December 5, 2005 — Block Communications, Inc. (the “Company”) announced today that it has commenced a cash tender offer for any and all of its outstanding $175,000,000 aggregate principal amount of 9 1/4% Senior Subordinated Notes due 2009 (CUSIP No. 093645AB5 and ISIN US093645AB52) (the “Notes”). In connection with the tender offer, the Company is soliciting consents from holders of the Notes to effect certain proposed amendments to the indenture governing the Notes, including, among other things, the elimination of substantially all of the restrictive covenants, the elimination of certain events of default, the elimination of the subsidiary guarantees and the amendment of certain other provisions contained in the indenture.
The tender offer is scheduled to expire at 12:00 midnight, New York City time, on January 3, 2006, unless extended or earlier terminated (the “Expiration Date”). The consent solicitation will expire at 5:00 p.m., New York City time, on December 16, 2005, unless extended (the “Consent Payment Deadline”). Tendered Notes may be validly withdrawn and delivered consents may be validly revoked until the Withdrawal Rights Deadline (as defined below).
The total consideration per $1,000 principal amount of Notes validly tendered and not withdrawn prior to the Consent Payment Deadline will be based on a fixed spread of 50 basis points over the yield on the Price Determination Date (as defined below) of the 1 1/2% U.S. Treasury Note due March 31, 2006. Holders whose Notes are validly tendered and not withdrawn on or before the Consent Payment Deadline and accepted for purchase by the Company will receive the total consideration and accrued and unpaid interest up to, but not including, the Initial Payment Date (as defined below).
The Company is offering to make a consent payment (which is included in the total consideration described above) of $30.00 per $1,000 principal amount of Notes to holders who validly tender their Notes and deliver their consents at or prior to the Consent Payment Deadline. Holders who tender their Notes will be required to consent to the proposed amendments and holders may not deliver consents to the proposed amendments without tendering their Notes. No consent payments will be made in respect of Notes tendered after the Consent Payment Deadline.
The total consideration will be calculated at 2:00 p.m., New York City time, on a date which is at least 10 business days prior to the Expiration Date (the “Price Determination Date”). The Company expects this date to be December 16, 2005, unless the tender offer and consent solicitation is extended. Holders who validly tender their Notes and validly deliver their consents by the Consent Payment Deadline will receive payment on the initial payment date, which is expected to be on December 21, 2005 (the “Initial Payment Date”).
Tendered Notes may not be withdrawn and consents may not be revoked after the date on which the Company and the trustee for the Notes execute a supplemental indenture (the “Supplemental Indenture”) to effect the proposed amendments to the indenture governing the Notes, which is expected to be 5:00 p.m., New York City time, on December 16, 2005 (the “Withdrawal Rights Deadline”).
The tender offer and consent solicitation are subject to the satisfaction of certain conditions including: (1) receipt of consents from holders of a majority in aggregate principal amount of the outstanding Notes, (2) execution of the Supplemental Indenture, (3) the Company’s consummation of new debt financing transactions that raise an aggregate amount of proceeds sufficient to fund the payment of the purchase price, premiums, fees and other expenses associated with the tender offer and consent solicitation and to refinance the Company’s existing senior debt and (4) certain other customary conditions. The Company may amend, extend or terminate the tender offer and consent solicitation in its sole discretion.
The complete terms and conditions of the tender offer and consent solicitation are described in the Offer to Purchase and Consent Solicitation Statement dated December 5, 2005, copies of which may be obtained from Global Bondholder Services Corporation, the information agent for the tender offer and consent solicitation, at (866) 924-2200 (US toll free) or, for bankers and brokers (212) 430-3774.
The Company has engaged Banc of America Securities LLC to act as the exclusive dealer manager and solicitation agent in connection with the tender offer and consent solicitation. Questions regarding the tender offer or consent solicitation may be directed to Banc of America Securities LLC, High Yield Special Products, at (888) 292-0070 (US toll-free) and (704) 388-9217 (collect).
This press release is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and consent solicitation are being made solely pursuant to the Offer to Purchase and Consent Solicitation Statement dated December 5, 2005 and related materials.
The Company is a privately held diversified media company with operations in cable television, telecommunications, newspaper publishing and television broadcasting. The Company’s Buckeye CableSystem is located in the greater Toledo, Ohio metropolitan area and the Sandusky, Ohio area, and is one of the largest privately owned metropolitan cable systems in the United States. Through Buckeye TeleSystem, the Company owns and operates a facilities-based telephony business that serves mid- to large-size businesses located primarily in the Toledo market serviced by the Company’s cable system. In addition, the Company publishes two daily metropolitan newspapers, the Pittsburgh Post-Gazette in Pittsburgh, Pennsylvania and The Blade in Toledo and owns and operates four television stations — two in Louisville, Kentucky, and one each in Boise, Idaho and Lima, Ohio — and is a two-thirds owner of a television station in Decatur, Illinois.
Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from expectations contained in such statements. Factors that may materially affect our future financial condition and results of operations, as well as any forward-looking statements, include economic and market conditions and many other factors beyond our control. For an additional discussion of risk factors relating to our future financial condition and results of operations, see the reports and documents the Company files with the Securities and Exchange Commission.